Exhibit 99.2

THE PORTFOLIO

UNAUDITED COMBINED STATEMENT OF REVENUES

(In thousands)

Six Months Ended
June 30, 2015

Revenues:
Rental income	$1,797

The accompanying notes are an integral part of this Unaudited Combined Statement of Revenues.

THE PORTFOLIO

NOTES TO UNAUDITED COMBINED STATEMENT OF REVENUES

1. Background and Basis of Presentation

The accompanying Unaudited Combined Statement of Revenues (“Historical Summary”) includes the operations of the fee simple interests in a portfolio of 10 seniors housing properties (9 of which are located in Wisconsin with the other property located in Illinois) owned by Health Care REIT, Inc. (the “Company”), which are leased pursuant to an absolute net master lease (“Master Lease”), collectively referred to as the “Portfolio” or the “Properties”.  The Company has entered into a purchase and sale agreement with LTC Properties, Inc. (“LTC”) to sell the Portfolio.

The accompanying Historical Summary was prepared for the purpose of complying with Rule 3-14 of Regulation S-X as promulgated by the Securities and Exchange Commission in connection with LTC’s expected acquisition of the Properties. The Historical Summary is not representative of the actual operations of the Properties for the period presented nor indicative of future operations. In addition, all expenses, primarily amortization and interest expense, which may not be comparable to the expenses to be incurred by LTC in future operations of the Properties, have been excluded. Additionally, the Company’s lease with the Tenant is structured in such a way that the Tenant is responsible for all of the operating expenses of the Properties. As the Company does not expect to incur any operating expenses in the future operations of the Properties, they have been excluded from this Historical Summary. However, the Company would be required to pay property taxes on the Properties in the event the Tenant fails to pay them. The total estimated property taxes for the six month period ended June 30, 2015 are $883,000.

THE PORTFOLIO

NOTES TO UNAUDITED COMBINED STATEMENT OF REVENUES

2. Summary of Significant Accounting Policies

The Historical Summary included herein was prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) and with the special instructions for real estate operations to be acquired under Rule 3-14 of Regulation S-X. The information furnished includes all adjustments and accruals of a normal recurring nature, which, in the opinion of management, are necessary for a fair presentation of results for the six month period ended June 30, 2015.

Revenue Recognition

Revenue is recorded in accordance with U.S. GAAP, which requires that revenue be recognized after four basic criteria are met. These four criteria include persuasive evidence of an arrangement, the rendering of service, fixed and determinable income and reasonably assured collectability.  Leases with fixed annual rent escalators are generally recognized on a straight-line basis over the initial lease period subject to a collectability assessment.  The Company monitors collectability on an ongoing basis and if our evaluation indicates that collectability is not reasonably assured, we may place an investment on non-accrual or reserve against all or a portion of current income as an offset to revenue.  The Company considers receivables that are 90 days past due to be delinquent.  During the six months ended June 30, 2015, the Company’s rents became 90 days past due and thus rental income is recorded on a cash basis for the period.  The Master Lease is accounted for as an operating lease and has fixed annual rent escalators, however, straight-line rent has not been recognized based on the Company’s collectability assessment.

Use of Estimates

The preparation of the Historical Summary in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions of the reported amounts of revenues and certain expenses during the reporting period. Actual results could differ from those estimates used in the preparation of the Historical Summary.

THE PORTFOLIO

NOTES TO UNAUDITED COMBINED STATEMENT OF REVENUES

3. Subsequent Events

The Company has evaluated subsequent events through July 31, 2015, the date which this Historical Summary has been issued, and has determined that there have not been any events that have occurred that would require adjustments to the disclosures in the Historical Summary.